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Filed pursuant to Rule 424(b)(5)
Registration File Nos. 333-49296
and 333-68715

PROSPECTUS SUPPLEMENT
(To prospectus dated November 9, 2000)

$2,000,000,000

CONAGRA FOODS, INC.

$500,000,000 Floating Rate Notes due 2003
$500,000,000 6% Notes due 2006
$1,000,000,000 6 3/4% Notes due 2011

    We will pay interest on our 2003 floating rate notes at a floating rate equal to three-month LIBOR plus .70%, on December 10, March 10, June 10 and September 10 of each year, beginning on December 10, 2001. We will pay interest on the 2006 fixed rate notes and the 2011 fixed rate notes on March 15 and September 15 of each year, beginning on March 15, 2002. The 2003 floating rate notes will mature on September 10, 2003, the 2006 fixed rate notes will mature on September 15, 2006 and the 2011 fixed rate notes will mature on September 15, 2011. We may, at our option, redeem the 2006 fixed rate notes and the 2011 fixed rate notes in whole or part prior to maturity at the redemption prices described in this prospectus supplement.

    When we use the word "notes" in the prospectus supplement, we refer to the 2003 floating rate notes, 2006 fixed rate notes and the 2011 fixed rate notes together unless the context suggests otherwise. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes are unsecured and rank equally with our unsecured senior indebtedness.

	Public Offering Price(1)	Underwriting Discount	Proceeds To ConAgra Foods(2)
Per floating rate note due 2003	100.00%	.350%	99.650%
Total	$500,000,000	$1,750,000	$498,250,000
Per fixed rate note due 2006	99.606%	.600%	99.006%
Total	$498,030,000	$3,000,000	$495,030,000
Per fixed rate note due 2011	99.948%	.650%	99.298%
Total	$999,480,000	$6,500,000	$992,980,000
Combined Total	$1,997,510,000	$11,250,000	$1,986,260,000
    (1)
    Plus accrued interest from September 10, 2001, if settlement occurs after that date
    (2)
    Before deduction of expenses payable by ConAgra Foods

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about September 10, 2001.

JPMorgan	Merrill Lynch & Co.
Salomon Smith Barney
Banc of America Securities LLC	Banc One Capital Markets, Inc.
ABN AMRO Incorporated	BNP Paribas	Deutsche Banc Alex. Brown
HSBC	Mizuho International plc	RBC Dominion Securities Corporation
The Royal Bank of Scotland	Scotia Capital
SG Cowen	TD Securities (USA) Inc.

The date of this prospectus supplement is September 5, 2001.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

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USE OF PROCEEDS

    The net proceeds to be received by us from the offering, after deducting the underwriting discount and estimated expenses payable by ConAgra Foods, are estimated to be approximately $1,985,540,000. The net proceeds will be used for general corporate purposes, including the reduction of outstanding commercial paper borrowings. At September 4, 2001, our outstanding commercial paper had a weighted average remaining term of 22.5 days, with maturities ranging from 1 to 45 days, and had an average weighted annualized interest rate of 3.77%. The proceeds from these commercial paper borrowings were used for working capital and other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

	Fiscal Years Ended May
	2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	2.9	2.3	2.3	3.1	3.2

    In our fiscal year ended May 30, 1999, pre-tax income includes restructuring charges of $440.8 million. Excluding the charges, the ratio of earnings to fixed charges for 1999 is 3.2.

    In our fiscal year ended May 28, 2000, pre-tax income includes restructuring and restructuring-related charges of $621.4 million. Excluding the charges, the ratio of earnings to fixed charges for 2000 is 3.6.

    For purposes of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized. Fixed charges include (1) interest on both long- and short-term debt, whether the interest is expensed or capitalized and including interest charged to cost-of-goods sold and (2) a portion of non-cancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra Foods as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50%-owned subsidiaries, whether or not ConAgra Foods guarantees obligations of the subsidiaries.

DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities set forth in the prospectus under the caption "Description of Debt Securities".

General

    The notes consist of three series of Debt Securities under the Indenture dated as of October 8, 1990 between ConAgra Foods and The Chase Manhattan Bank, as trustee, which is more fully described in the accompanying prospectus. You can find definitions for some of the capitalized terms in the accompanying prospectus.

    The 2003 floating rate notes will mature on September 10, 2003. The 2003 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus .70%, payable quarterly on December 10, March 10, June 10 and September 10 of each year, commencing on December 10, 2001, to the persons in whose names the 2003 floating rate notes are registered at the close of business on the fifteenth calendar day preceding such interest payment dates. The amount of interest payable on the 2003 floating rate notes will be computed on the basis of the actual number of days elapsed over a 360-day year. If any interest payment date for the 2003 floating rate notes would otherwise be a day that is not a business day, as defined below, the interest payment date will be the next succeeding

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business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day.

    The 2006 fixed rate notes will mature on September 15, 2006 and the 2011 fixed rate notes will mature on September 15, 2011. The 2006 fixed rate notes and 2011 fixed rate notes will bear interest at the rates set forth on the cover page of this prospectus supplement, payable semi-annually on March 15 and September 15, commencing March 15, 2002, to the persons in whose names such notes are registered at the close of business on the preceding March 1 or September 1, as the case may be. The amount of interest payable on the 2006 fixed rate notes and the 2011 fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any day on which interest is payable on such notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

    The notes will not have the benefit of a sinking fund.

    We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series with any of the 2003 floating rate notes, the 2006 fixed rate notes and the 2011 fixed rate notes.

    When we use the term "business day" we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, that, in the case of the 2003 floating rate notes, the day is also a London business day. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

Floating Interest Rate Calculation

    The interest rate on the 2003 floating rate notes, other than the initial interest rate, will be calculated by a calculation agent appointed by us. The calculation agent will initially be the trustee, but we may appoint a new calculation agent at any time at our discretion and without notice. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

    "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

    (a) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars for a three-month period commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If Telerate page 3750 does not include such a rate or is unavailable on an interest determination date, LIBOR with respect to that interest determination date will be determined in accordance with the provisions described in (b) below.

    (b) With respect to an interest determination date on which no rate appears on Telerate page 3750, as specified in (a) above, or is unavailable, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for a three-month period commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in

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that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described in this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on the immediately preceding interest determination date.

    The interest rate determined by the calculation agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the 2003 floating rate notes, the trustee and us.

    "Interest period" means the period commencing on an interest payment date for the 2003 floating rate notes (or, with respect to the initial interest period only, commencing on the issue date for the 2003 floating rate notes) and ending on the day before the next succeeding interest payment date for the 2003 floating rate notes.

    "Initial interest rate" means the rate of interest on the 2003 floating rate notes which shall be in effect during the initial interest period, which rate shall be 4.22% per year.

    "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

Redemption at Our Option

    We may, at our option, redeem the 2006 fixed rate notes and 2011 fixed rate notes in whole or in part at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the 2006 fixed rate notes and 2011 fixed rate notes to be redeemed, plus accrued interest to the redemption date, or
  •
  as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the 2006 fixed rate notes and 2011 fixed rate notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate:
  •
  plus 25 basis points in the case of the 2006 fixed rate notes, plus accrued interest to the redemption date; and
  •
  plus 30 basis point in the case of the 2011 fixed rate notes, plus accrued interest to the redemption date

    The redemption price referred to in the preceding paragraph will be calculated assuming a 360-day year consisting of twelve 30-day months.

    "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be used, at the time of selection and in accordance with customary financial

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practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes being redeemed.

    "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

  •
  if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

    "Reference Treasury Dealer" means (a) each of J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we shall substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Book-Entry Notes

    The notes will be issued as Global Securities. See "Description of Debt Securities—Global Securities" in the accompanying prospectus. The Depository Trust Company, New York, New York (the "Depository" or "DTC") will be the depositary with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., the Depository's partnership nominee, and will be deposited with the Depository.

    The Depository has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

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    Payments with respect to the global notes will be made by a paying agent appointed by us to DTC or any successor depositary, or its nominee. ConAgra Foods expects that any such depositary, or its nominee, upon receipt of any payment of principal or of interest on the global notes will credit the accounts of its participants with payments in amounts proportionate to such participants' ownership interest in the global notes. Beneficial owners of the notes, directly or indirectly, will receive distributions of principal and interest in proportion to their beneficial ownership through the participants. Consequently, any payments to beneficial owners of the notes will be subject to the terms, conditions, and time of payment required by the depositary, the participants and indirect participants, as applicable.

    ConAgra Foods expects that such payments will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants and indirect participants. Neither ConAgra Foods, the trustee for the notes, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the notes and is required to receive and transmit distributions of principal and interest on the notes. Participants and indirect participants with which beneficial owners of the notes have accounts similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective beneficial owners of the notes. Accordingly, although beneficial owners of the notes will not possess certificated notes, we expect that beneficial owners should receive payments and should be able to transfer their interests.

    Since it is anticipated that the only holder of the notes will be the depositary or its nominee, beneficial owners of the notes will not be recognized as holders of the notes under the indenture unless certificated definitive notes are issued. So long as the notes are represented by the global notes, beneficial owners of the notes will only be permitted to exercise the rights of holders of the notes indirectly through the participants who in turn will exercise such rights through the depositary.

    If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by ConAgra Foods within 90 days, ConAgra Foods will issue individual notes in definitive form in exchange for the global notes representing the notes. In addition, ConAgra Foods may at any time and in its sole discretion determine not to have the notes represented by the global notes and, in such event, will issue individual notes in definitive form in exchange for the global notes representing the notes. Furthermore, if ConAgra Foods so specifies with respect to the notes, an owner of a beneficial interest in the global notes representing notes may, on terms acceptable to ConAgra Foods, the trustee and the depositary, receive individual notes of such series in exchange for such beneficial interests.

Same-Day Settlement and Payment

    Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the notes will be made by ConAgra Foods in immediately available funds. The notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

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UNDERWRITING

    We intend to offer the notes through the underwriters. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal respective amount of the notes listed opposite their names below.

Underwriter	Principal Amount of 2003 Floating Rate Notes	Principal Amount of 2006 Fixed Rate Notes	Principal Amount of 2011 Fixed Rate Notes
J.P. Morgan Securities Inc.	$125,000,000	$125,000,000	$250,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	125,000,000	125,000,000	250,000,000
Salomon Smith Barney Inc.	125,000,000	125,000,000	250,000,000
Banc of America Securities LLC.	37,500,000	37,500,000	75,000,000
Banc One Capital Markets, Inc.	37,500,000	37,500,000	75,000,000
ABN AMRO Incorporated	5,000,000	5,000,000	10,000,000
BNP Paribas Securities Corp.	5,000,000	5,000,000	10,000,000
Deutsche Banc Alex. Brown Inc.	5,000,000	5,000,000	10,000,000
HSBC Securities (USA) Inc.	5,000,000	5,000,000	10,000,000
Mizuho International plc	5,000,000	5,000,000	10,000,000
RBC Dominion Securities Corporation	5,000,000	5,000,000	10,000,000
The Royal Bank of Scotland plc	5,000,000	5,000,000	10,000,000
Scotia Capital (USA) Inc.	5,000,000	5,000,000	10,000,000
SG Cowen Securities Corporation	5,000,000	5,000,000	10,000,000
TD Securities (USA) Inc.	5,000,000	5,000,000	10,000,000

Total	$500,000,000	$500,000,000	$1,000,000,000

    The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

    The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .20% of the principal amount of the 2003 floating rate notes, .35% of the principal amount of the 2006 fixed rate notes and .40% of the principal amount of the 2011 fixed rate notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the 2003 floating rate notes, .25% of the principal amount of the 2006 fixed

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rate notes and .25% of the principal amount of the 2011 fixed rate notes, respectively, to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The expenses of offering, not including the underwriting discount, are estimated to be $720,000 and are payable by us.

New Issue of Notes

    The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

    In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions may consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are described on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other banking or commercial dealings in the ordinary course of business with us. The Chase Manhattan Bank, which acts as trustee under the Indenture, is an affiliate of J.P. Morgan Securities Inc., one of the underwriters. Concurrently with the offering of the notes, commitments that affiliates of some of the underwriters have to make loans to us under our short term revolving credit facilities are being reduced.

LEGAL MATTERS

    The validity of the notes has been passed upon for ConAgra Foods by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.

    Certain legal matters relating to the notes have been passed upon for the underwriters by Davis Polk & Wardwell, New York, New York 10017.

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PROSPECTUS

$2,000,000,000

CONAGRA FOODS, INC.

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK

    We may offer and issue debt securities and shares of our common stock and preferred stock from time to time. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will describe in a prospectus supplement, which must accompany this prospectus, the specific terms of the securities and the specific manner in which we will offer the securities.

    Our common stock is listed on the New York Stock Exchange under the symbol "CAG." On November 9, 2000, the closing price of our common stock was $23.00 per share.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is November 9, 2000.

    You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the Securities and Exchange Commission (the "SEC"). We have not authorized anyone to provide you with any other information that is different. We are offering to sell, and seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

FORWARD LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including statements in the documents incorporated by reference in this prospectus. The statements reflect management's current views and estimates of future economic circumstances, industry conditions, our performance and financial results. The statements are based on many assumptions and factors including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in these assumptions or factors could produce significantly different results.

THE COMPANY

    We are one of the world's largest food companies. As North America's largest foodservice manufacturer and second-largest retail food supplier, we compete in multiple segments of the food business and focus on adding value for customers in the retail food, foodservice, and agricultural products channels. We report our financial results in three main segments: Packaged Foods, Refrigerated Foods, and Agricultural Products.

    In the Packaged Foods segment, we produce and market shelf-stable foods, frozen foods and dairy case products for retail and foodservice markets. Shelf-stable products include tomato products, cooking oils, popcorn, soup, puddings, meat and other snacks, canned beans, canned pasta, mustard, canned tuna, cocoa mixes, peanut butter and ethnic products. Frozen foods include dinners, entrees, potato products, snacks, ice cream and seafood. Dairy case products include tablespreads, cheeses, liquid egg alternatives and dessert toppings. Packaged Foods brands include Act II, Banquet, Blue Bonnet, Chef Boyardee, County Line, Fleischmann's, Gulden's, Healthy Choice, Hunt's, La Choy, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Peter Pan, Reddi-wip, Slim Jim, Snack Pack, Swiss Miss, Van Camp's and Wesson.

    In the Refrigerated Foods segment, we produce and market processed meats and deli meats, fresh meat and poultry products and meat alternative products for retail, foodservice and export markets. Our processed and deli meat products include hot dogs, bacon, ham, sausages, cold cuts, turkey products and kosher products. Our fresh protein products include beef, pork, chicken, turkey and lamb. Refrigerated Foods brands include Armour, Butterball, Cook's, Country Pride, Decker, Eckrich, Healthy Choice, Hebrew National and Swift Premium. We own Australia Meat Holdings Pty Ltd., a major Australian beef processor and exporter.

    In the Agricultural Products segment, our major crop inputs business distributes crop protection chemicals, fertilizers and seeds at wholesale and retail levels. In the ingredients sector, we primarily process and distribute ingredients for food products and meat and poultry production. Our ingredient processing businesses include flour, oat and dry corn milling, barley malting, and specialty food ingredient manufacturing and marketing. We trade grain, dry edible beans and peas, fertilizer and other commodities. We have Agricultural Products operations in Canada, Australia, Europe, Asia and Latin America, as well as in the U.S.

    Acquisitions have contributed substantially to our sales and earnings growth, both in the years of acquisition and in subsequent years. Major acquisitions have included United Agri Products, Banquet Foods, Country Pride Foods, Peavey Company, Monfort of Colorado, Morton, Chun King and Patio frozen foods businesses, SIPCO (formerly Swift Independent Packing Company), Armour Food Company, Pillsbury's grain merchandising business, eight U.S. flour mills acquired from International Multifoods, Beatrice Company, the assets of Elders' beef and malt business in Australia, Golden Valley Microwave Foods, Universal Frozen Foods, MC Retail Foods, Van Camp's canned bean and Wolf Brand chili businesses, Canada Malting Company, Gilroy Foods, GoodMark Foods, Nabisco's margarine and egg alternative businesses, Seaboard Poultry and International Home Foods. We anticipate that we will continue to grow internally and through acquisitions.

    We are a Delaware corporation with executive offices located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000.

USE OF PROCEEDS

    Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities will be added to our general funds and may be used to:

  •
  meet our working capital requirements;

  •
  fund capital expenditures;

  •
  repay commercial paper and repay loans under bank credit agreements; and

  •
  repay other short and intermediate term borrowings.

    Until the net proceeds have been used, they will be invested in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

		Fiscal Years Ended May
	Thirteen Weeks Ended August 27, 2000
		2000	1999	1998	1997	1996
Ratio of Earnings to Fixed Charges	3.0	2.4	2.4	3.1	3.2	1.9

    In our fiscal year ended May 26, 1996, pre-tax income includes restructuring charges of $507.8 million. Excluding the charges, the ratio of earnings to fixed charges for 1996 was 3.0.

    In our fiscal year ended May 30, 1999, pre-tax income includes restructuring charges of $440.8 million. Excluding the charges, the ratio of earnings to fixed charges for 1999 is 3.3.

    In our fiscal year ended May 28, 2000, pre-tax income includes restructuring and restructuring-related charges of $621.4 million. Excluding the charges, the ratio of earnings to fixed charges for 2000 is 3.7.

    For purposes of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized. Fixed charges include (1) interest on both long- and short-term debt, whether the interest is expensed or capitalized and including interest charged to cost-of-goods sold and (2) a portion of non-cancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra Foods as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50%-owned subsidiaries, whether or not ConAgra Foods guarantees obligations of the subsidiaries.

DESCRIPTION OF DEBT SECURITIES

Indentures

    Our debt securities will be issued under one of the following indentures:

  •
  a senior debt indenture, dated as of October 8, 1990, between us and The Chase Manhattan Bank, as trustee; or

  •
  a subordinated debt indenture, dated as of March 10, 1994, between us and U.S. Bank Trust National Association, successor to First Trust National Association, as trustee.

    We refer to The Chase Manhattan Bank and U.S. Bank Trust National Association in this prospectus as trustee or trustees.

Debt Securities May Be Senior or Subordinated

    We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our subordinated debt indenture and will be subordinate and junior in right of payment to all of our senior indebtedness, as described below. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our senior debt indenture and our subordinated debt indenture individually as an "indenture" and collectively as the "indentures."

    We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.

    Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to limitations on liens and limitations on sales and leasebacks, which are included in the senior debt indenture only, and to subordination, which are included in the subordinated debt indenture only.

General

    The indentures do not limit the amount of debentures, notes or other evidences of indebtedness that we may issue under the indentures. Debt securities may be issued under the indentures from time to time in one or more series.

    You should look in the prospectus supplement for the following terms of the debt securities:

  •
  classification as senior or subordinated debt securities and the specific designation of such securities;

  •
  the aggregate principal amount and purchase price;

  •
  the currency in which the debt securities are denominated and/or in which principal, any premium and any interest are payable;

  •
  the date or dates on which the debt securities will mature and any right to extend such dates or dates;

  •
  the rate or rates, or the method by which such rate will be determined, at which the debt securities will bear interest, if any, and the dates on which any such interest will be payable;

  •
  the place or places where the principal of, interest and premium, if any, on the debt securities will be payable;

  •
  the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option or at your option;

  •
  whether the debt securities will be issued in registered form or bearer form and, if debt securities in bearer form are issued, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in bearer form;

  •
  whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

  •
  provisions for a sinking, or purchase or analogous fund; and

  •
  any other specific terms of the debt securities, including any additional events of default or covenants with respect to debt securities, and any terms which may be required by or advisable under United States laws or regulations.

    You may present debt securities for exchange and you may present registered debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures. Debt securities in bearer form and any related coupons will be transferable by delivery.

    Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

    We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices or indices. You may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

    There are no covenants or other specific provisions in the indentures to afford protection to you in the event of a highly leveraged transaction or a change in control of ConAgra Foods, except to the limited extent described under the heading "Certain Covenants in the Senior Debt Indenture."

Subordination Provisions of the Subordinated Debt Indenture

    There are contractual provisions in the subordinated debt indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

    The subordinated debt indenture defines "senior indebtedness" generally as obligations of, or guaranteed or assumed by, ConAgra Foods for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or obligations. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the subordinated debt indenture.

    The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

  •
  of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

  •
  a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

  •
  there has occurred any other event of default with respect to senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, and that event of default has not been cured or waived or has not ceased to exist; or

  •
  that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

Certain Covenants in the Senior Debt Indenture

    The restrictions described in this section apply to the senior debt securities issued under the senior debt indenture unless the prospectus supplement states otherwise. If these restrictions apply to a series of senior debt securities, only a majority of the holders of such series can waive our compliance. See "Modification of the Indenture." The following definitions from the senior debt indenture are used in this section of the prospectus:

    The senior debt indenture defines "Attributable Debt" as the present value, determined as set forth in the senior debt indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

    The senior debt indenture defines "Consolidated Subsidiary" and "Consolidated Subsidiaries" to mean a subsidiary or subsidiaries of ours the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

    The senior debt indenture defines "Funded Indebtedness" as all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded indebtedness. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

    The senior debt indenture defines "Indebtedness" as any and all of our obligations for money borrowed which in accordance with generally accepted accounting principles would be reflected on our balance sheet as a liability as of the date of which Indebtedness is to be determined.

    The senior debt indenture defines "Lien" as any mortgage, pledge, security interest or other lien or encumbrance.

    The senior debt indenture defines "Net Tangible Assets" as the total amount of assets of a corporation, both real and personal, less the sum of:

  •
  all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation's property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

  •
  all indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

    The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

    The senior debt indenture defines "Principal Property" to mean, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of our Net Tangible Assets and those of our Consolidated Subsidiaries as shown on the audited consolidated balance sheet contained in our latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

    The senior debt indenture defines "Sale and Lease-Back Transactions" as any arrangement with any person providing for the leasing by us or any Consolidated Subsidiary of any Principal Property, that we or any of our Consolidated Subsidiaries have sold or transferred or are about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

  Limitation on Liens

    The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, we will not and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

  •
  we provide that the debt securities will be secured by such Lien equally and ratably with any and all other obligations and indebtedness secured thereby; or

  •
  the aggregate amount of

  •
  all of our Indebtedness and of our Consolidated Subsidiaries,

    •
    together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below, does not exceed 10% of our Net Tangible Assets and those of the Consolidated Subsidiaries, as shown on the audited consolidated balance sheet contained in our latest annual report to our stockholders.

    This limitation on liens will not apply to:

  •
  any Lien existing on any Principal Property on October 8, 1990;

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  any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

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  any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary;

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  any Lien on any asset which exists at the time of the acquisition of the asset;

  •
  any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement;

  •
  any Lien incurred in connection with pollution control, industrial revenue or any similar financing; or

  •
  any refinancing, extension, renewal or replacement of any of the Liens described under the heading Limitations on Liens if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets.

  Limitation on Sale and Lease-Back Transactions

    The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

  •
  the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our board of directors, of the property so leased;

  •
  we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading "Limitation on Liens" above; or

  •
  within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our board of directors, of the property so leased to the retirement of Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

Events of Default

    An "Event of Default" is defined under the indentures with respect to a series of debt securities as being:

  •
  our default in the payment of any installment of interest, when due, on any of the debt securities of such series and which default continues for a period of 30 days;

  •
  our default in the payment, when due, of the principal of, and any premium on, any of the debt securities of such series, whether the default in payment is at maturity, upon redemption, upon acceleration or otherwise;

  •
  our default in the performance or observance of any other term, covenant or agreement contained in the indentures, for a period of 90 days after written notice, as provided in the indentures, other than a default on a covenant included in the indentures solely for the benefit of a series of debt securities other than such series;

  •
  the occurrence of certain events of bankruptcy, insolvency or reorganization; or

  •
  our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to debt securities of such series.

    If an Event of Default due to the default in payment of principal of, or interest on, any series of debt securities or due to the default in the performance of any covenants or agreements applicable to the debt securities of such series but not applicable to all outstanding debt securities, occurs and is continuing, either the applicable trustee or the holders of 25% in principal amount of the debt securities of such series may then declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

    If an Event of Default due to the default in the performance of any covenant or agreement in the indenture applicable to all outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, either the applicable trustee or the holders of 25% in principal amount of all debt securities then outstanding, treated as one class, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

    Under certain circumstances, the holders of a majority in principal amount of debt securities of a series may rescind a declaration that the principal and accrued interest on a series of debt securities are due and payable immediately or waive a past default. However, such holders may not waive a continuing default in the payment of any principal of, or interest on, the debt securities other than any principal which becomes due solely as a result of such declaration.

    The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustees, provided that such direction may not be in conflict with any rule of law or the indentures. Before proceeding to exercise any right or power under the indentures at the direction of such holders, the applicable trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by acting in compliance with any such direction.

    We furnish to the trustees annually a statement of certain of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the indentures or, if they have knowledge that we are in default, specifying the default.

    The indentures provide that no holder of debt securities of a series issued under the indentures may institute any action against us under the indentures, except actions for payment of overdue principal or interest, unless all of the following occurs:

  •
  the holder gives written notice to the applicable trustee of the continuing Event of Default;

  •
  the holders of at least 25% in aggregate principal amount of such series of debt securities make a written request to the applicable trustee to pursue the remedy;

  •
  such holder or holders offer the applicable trustee indemnity satisfactory to the trustee against any costs, liability, or expense which may be incurred;

  •
  the applicable trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

  •
  during such 60 day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the applicable trustee a direction that is inconsistent with the request.

    The indentures require the trustees to give all of the holders of outstanding debt securities of any series, notice of any default by us with respect to that series, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium, or interest on any outstanding debt securities of that series or in the payment of any sinking fund installment, the trustees are entitled to withhold such notice in the event the board of directors, the executive committee or a trust committee of directors or certain officers of the trustees in good faith determines that withholding such notice is in the interest of the holders of the outstanding debt securities of that series.

Discharge and Defeasance

    The indentures will cease to be of further effect for debt securities of a series, except for certain obligations listed below, if:

  •
  we pay or cause to be paid the principal of and interest on all of the debt securities of such series as and when the same become due and payable;

  •
  all debt securities of such series previously authenticated and delivered are delivered by us to the trustees for cancellation; or

  •
  the debt securities of such series will become due and payable, or by their terms, become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption; and

  •
  we irrevocably deposit in trust with the applicable trustee, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable and

  •
  we also pay or cause to be paid all other sums payable by us under the indenture with respect to the debt securities of such series.

    The trustees will execute documents acknowledging the satisfaction and discharge of the indentures with respect to the debt securities of such series upon our presentation to the applicable trustee of certain officers' certificates and counsel opinions as provided under the indentures.

    In addition to the discharge of the indentures as described above, we will be deemed to have paid and discharged the entire indebtedness on all debt securities of a series, except for certain obligations listed below, on the 121st day after the irrevocable deposit described below if:

  •
  we irrevocably deposit in trust with the applicable trustee solely for the benefit of the holders of the debt securities of such series, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and the principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay the principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable;

  •
  such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

  •
  we have delivered to the applicable trustee an officers' certificate or an opinion of counsel satisfactory to the trustee to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

  •
  we have delivered to the applicable trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent for relating to the defeasance have been complied with and the opinion of counsel also states that such deposit does not violate applicable law.

    Our obligations under the indentures for debt securities discharged in the manner described in this section of the prospectus continue with respect to:

  •
  the rights of registration of transfer and exchange of debt securities of such series and our rights of optional redemption, if any;

  •
  the substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series;

  •
  the rights of holders of debt securities of such series to receive payments of principal and interest on the original stated due dates, but not upon acceleration, and the remaining rights of the holders to receive mandatory sinking funds payments, if any;

  •
  the rights and immunities of the trustees under the indentures;

  •
  the rights of the holders of the debt securities of such series with respect to the property deposited with the trustees payable to all or any of them; and

  •
  our obligation to maintain certain offices and agencies with respect to the debt securities of such series.

    In addition, with respect to the subordinated debt indenture, in order to be discharged:

  •
  there may be no event or condition described under "Subordination Provisions of the Subordinated Debt Indenture" above which would prevent us from making payments of principal of, and premium, if any, and interest on the subordinated debt securities issued under the subordinated debt indenture at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date; and

  •
  we deliver to the trustee an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of senior indebtedness, and (2) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally except that if a court were to rule under any such law in any case or proceeding that the trust refunds remained our property, then the trustee and the holders of the debt securities issued under the subordinated debt indenture would be entitled to certain rights as secured creditors in such trust funds.

Modification of the Indentures

    The indentures provide that we may enter into supplemental indentures with the applicable trustee without the consent of the holders of debt securities to:

  •
  secure any debt securities;

  •
  evidence the assumption by a successor corporation of our obligations;

  •
  add covenants for the protection of the holders of the debt securities;

  •
  cure any ambiguity or correct any inconsistency in the indentures;

  •
  establish the form or terms of debt securities of any series; and

  •
  evidence the acceptance of appointment by a successor trustee.

    The indentures also contain provisions permitting us and the trustees, with the consent of the holders of not less than a majority in principal amount of debt securities of all series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indentures or modify in any manner the rights of the holders of the debt securities of each series so affected, provided that we and the trustees may not, without the consent of the holder affected thereby:

  •
  extend the final maturity of any debt security of such series;

  •
  reduce the principal amount of or interest on, any debt securities of such series;

  •
  change the currency in which the principal amount (including any amount in respect of original issue discount) or interest payable on any debt securities of such series is payable;

  •
  reduce the amount of any debt securities of such series, which is an original issue discount security, payable upon acceleration or provable in bankruptcy;

  •
  alter certain provisions of the indentures relating to the debt securities of such series not denominated in U.S. dollars;

  •
  impair the right to institute suit for the enforcement of any payment on any debt securities of such series when due; or

  •
  reduce the above-stated percentage of outstanding debt securities of such series the consent of whose holders is necessary to modify or amend and to waive certain provisions of or defaults under the indenture.

    In addition, the subordinated debt indenture may not be amended to alter the subordination of any of the outstanding subordinated debt securities issued under the subordinated debt indenture without the written consent of each holder of senior indebtedness then outstanding that would be adversely affected.

Consolidation, Merger, Conveyance or Transfer

    We may, without the consent of the trustees or the holders of debt securities, consolidate or merge with, or convey, transfer or lease our properties and assets substantially as an entirety to any other corporation, provided that any successor corporation is a corporation organized under the laws of the United States of America or any state thereof and that such successor corporation expressly assumes all our obligations under the debt securities and that certain other conditions are met. Following such events, except in the case of a lease, we will be relieved of all obligations under the debt securities.

Applicable Law

    The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

    The Chase Manhattan Bank is the trustee under the senior debt indenture and is also the trustee under a prior indenture between us and The Chase Manhattan Bank.

    The U.S. Bank Trust National Association, successor to First Trust National Association, is the trustee under the subordinated debt indenture.

    The Chase Manhattan Bank and U.S. Bank Trust National Association are among a number of banks with which we and our subsidiaries maintain ordinary banking relationships and with which we and our subsidiaries maintain credit facilities.

Global Securities

    We may issue the debt securities of any series in the form of one or more fully registered global debt securities, referred to in this prospectus as a "global security." The global securities will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for debt securities in definitive registered form, the global securities may not be transferred except as a whole:

  •
  by the depositary to a nominee of the depositary;

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  •
  by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

    The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary of such global security ("participants") or persons that may hold interests through participants. Upon issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interest in such global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in global securities.

    So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of all securities represented by such global security for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedure of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or to take any action which a holder is entitled to give or take under the indentures, the depositary for such global security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interest in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form registered in "street names," and will be the responsibility of such participants.

    If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days or an Event of Default has occurred and is continuing with respect to such debt securities, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities of such series in definitive form in exchange for the global securities or Securities representing such debt securities.

    Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in global securities representing such debt securities may, on terms acceptable to us and the depositary for such global securities, receive such debt securities in definitive form. In any such instance, an owner of a beneficial interest in such global security will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only without coupons.

DESCRIPTION OF CAPITAL STOCK

General

    Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $5.00 per share; 150,000 shares of Class B preferred stock, $50.00 par value; 250,000 shares of Class C preferred stock, $100.00 par value; 1,100,000 shares of Class D preferred stock, without par value; and 16,550,000 shares of Class E preferred stock, without par value. On October 22, 2000 there were 534,585,112 shares of our common stock outstanding. No shares of preferred stock are currently issued and outstanding.

Dividends on Capital Stock

    ConAgra Foods Common Stock Dividend Policy.  We have paid cash dividends on our common stock each year since 1976. Our present policy is to continue to pay quarterly cash dividends on our common stock. Dividend payments, over time, are expected to average in the range of 30 to 35 percent of cash earnings. The payment of dividends and their amount will, however, be dependent upon our earnings, financial position, cash requirements and other factors deemed relevant by our board of directors in its discretion, including the satisfaction of preferred stock dividend requirements.

    Dividend Rights.  The board of directors may declare and pay dividends on our common stock out of surplus or net profits. We anticipate that any issuance of preferred stock would contain provisions granting the shares so issued a preference over the common stock as to the payment of dividends.

Preferred Stock

    We may issue preferred stock in series with rights and preferences as authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

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  the title of the series;

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  the voting rights of the holders of the preferred stock;

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  the dividends, if any, which will be payable with regard to the series;

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  the terms, if any, on which the series may or will be redeemed;

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  the preference, if any, to which holders of the series will be entitled upon our liquidation;

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  whether the preferred stock is to be issued in the form of depositary shares and, if so, the depository for the preferred shares and the specific terms of the depositary arrangements;

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  the right, if any, of holders of the series to convert them into another class of our stock or securities; and

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  any other material terms of the series.

Common Stock

    The holders of our common stock are entitled to one vote for each share. Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

    The shares of our common stock offered under this prospectus will be fully paid and non-assessable. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra Foods.

Voting Rights in Specific Cases

    Article XIV of the ConAgra Foods certificate of incorporation requires, with specific exceptions, a 75% affirmative vote of ConAgra Foods stock to approve (1) a merger or consolidation with, (2) the issuance or transfer of securities of ConAgra Foods in exchange for assets, securities or cash to, or (3) the sale of all or a substantial part of the assets of ConAgra Foods to, another person, corporation or other entity, that owns beneficially, directly or indirectly, 5% or more of ConAgra Foods' outstanding capital stock entitled to vote generally in the election of directors. The 75% voting requirement does not apply if a majority of the outstanding shares of all classes of capital stock of the other corporation entitled to vote generally in the election of directors, considered as one class, is owned of record or beneficially by ConAgra Foods or its subsidiaries, if the transaction was approved by a majority of ConAgra Foods' board of directors prior to the time that the other entity became a beneficial owner of 5% or more of ConAgra Foods' outstanding shares, or if the transaction is approved by a three-fourths vote of ConAgra Foods' board of directors at any time prior to its consummation.

    Article XV of the ConAgra Foods certificate of incorporation requires the approval of 95% of ConAgra Foods stock entitled to vote in the election of directors, voting as one class, for any business combination with any other entity, if, as of the applicable record date, the other entity is the beneficial owner directly or indirectly of 30% of the outstanding shares of ConAgra Foods stock entitled to vote. The 95% voting requirements shall be inapplicable if fair price, dividend, proxy, and other procedures detailed in Article XV have been observed by the other entity since it acquired 30% control. Article XV cannot be amended, altered, changed or repealed without a 95% vote of all stockholders of ConAgra Foods entitled to vote in an election of directors, considered as one class, unless the amendment, alteration, change or repeal is recommended to the stockholders by a vote of 80% of the directors who would be eligible to serve as "continuing directors" as that term is defined in Article XV.

    Article XVI of the ConAgra Foods certificate of incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra Foods, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with ConAgra Foods.

    Article XVII of the ConAgra Foods certificate of incorporation requires that any action required or permitted to be taken by ConAgra Foods stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

    Article XVIII of the ConAgra Foods certificate of incorporation provides in general that any direct or indirect purchase by ConAgra Foods or any subsidiary of ConAgra Foods of any of its voting stock, as defined in Article XVIII, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder. Article XVIII is intended to prevent "greenmail," which is a term used to describe the accumulation of a block of a corporation's stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

    Article VII requires that our board of directors consist of nine to sixteen members divided into three classes of as nearly equal size as possible. The terms of the directors are staggered so that the terms of approximately one-third of the directors expire at each annual election of directors. The provisions of Article VII may not be amended without (1) the affirmative vote of 80% of all outstanding voting stock or (2) the affirmative vote of a majority of outstanding voting stock and the affirmative vote of at least 75% of the board of directors.

    The provisions of our certificate of incorporation described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra Foods. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management. Furthermore, the provision for a classified board of directors may make more difficult removal of directors, even when removal is considered desirable.

Rights Dividend

    On July 12, 1996, our board of directors declared a dividend of one preferred share purchase right, referred to in this document as a right, for each outstanding share of our common stock for stockholders of record on July 24, 1996. The one right for each outstanding share of our common stock was adjusted to one-half right for each share effective October 1, 1997 following a two-for-one stock split of our common stock.

    The rights will expire on July 12, 2006. The rights are represented by the common stock certificates and are not exercisable or transferable apart from the common stock certificates except upon the occurrence of events described below. Pursuant to the rights agreement, the exercise price and the number of shares of preferred stock or other securities or other property issuable are subject to adjustment in the event of stock splits, stock dividends and other distributions and customary antidilution provisions. All shares of our common stock issued between July 24, 1996 and the earlier of (1) July 12, 2006, (2) the date on which the rights are redeemed and (3) a date generally ten days after a share acquisition date, as defined below, will receive rights.

    Each right entitles the registered holder to purchase from ConAgra Foods one one-thousandth of a share of Series A Junior Participating Class E preferred stock, without par value, of ConAgra Foods at a price of $200 per one one-thousandth of a share of preferred stock, subject to adjustment. The description and terms of the rights are set forth in a rights agreement dated as of July 12, 1996, as the same may be amended from time to time, between ConAgra Foods and ChaseMellon Shareholder Services, L.L.C., as rights agent.

    The rights become exercisable on the earlier to occur of (1) ten days following announcement that a person or group, referred to in this document as an acquiring person, has acquired 15% or more of the common stock, the date of the announcement being called the "share acquisition date", or (2) ten business days following the commencement of, or announcement of an intention to make, a tender offer for 15% or more of the common stock.

    Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 2000 times the dividend declared per share of the common stock. In the event of the liquidation, dissolution or winding up of ConAgra Foods, the holders of the preferred stock will be entitled to a minimum preferential payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 2000 times the payment made per share of the common stock. Each share of preferred stock will have 2000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, each share of preferred stock will be entitled to receive 2000 times the amount received per share of the common stock.

    Because of the nature of the preferred stock's dividend, liquidation, voting and other rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of two shares of our common stock.

    In the event that any person or group becomes an acquiring person, the rights agreement provides that each holder of a right, other than an acquiring person, will subsequently have the right to receive, upon exercise, shares of our common stock having a value of twice the exercise price of the right.

    In the event that, after a person or group has become an acquiring person, (1) ConAgra Foods engages in a merger or other business combination transaction in which ConAgra Foods is not the surviving company or (2) 50% or more of ConAgra Foods' assets or earning power is sold, the rights agreement provides that each holder of a right shall subsequently have the right to receive, upon exercise, shares of common stock of the acquiring company having a value of twice the exercise price of the right.

    At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by the acquiring person of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person which will have become void, in whole or in part, for shares of the common stock or preferred stock, or a series of ConAgra Foods' preferred stock having equivalent rights, preferences and privileges.

    At any time on or prior to the share acquisition date, ConAgra Foods may redeem the rights at a redemption price of $.01 per right.

PLAN OF DISTRIBUTION

    We may sell the securities:

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  directly to purchasers;

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  through agents;

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  through underwriters; and

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  through dealers.

    We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the prospectus supplement relating to such offering how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations.

    We may directly solicit offers to purchase securities, or we may designate agents to solicit offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

    If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to the offering their names and the terms of our agreement with them.

    If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

    Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against some types of civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

    If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the offers.

    Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

EXPERTS

    The financial statements and the related financial statements schedule of ConAgra Foods (formerly ConAgra, Inc.) as of May 28, 2000 and May 20, 1999, and for each of the three years in the period ended May 28, 2000, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference in this registration statement, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of International Home Foods, Inc. as of December 31, 1999 and for the year ended December 31, 1999 included in ConAgra Foods' (formerly ConAgra, Inc.'s) Form 8-K dated August 24, 2000 have been so incorporated in this registration statement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

    The validity of the securities offered hereby has been passed upon on our behalf by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the contents of the documents, you should obtain the documents yourself by following the procedures described below.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement that contains this prospectus, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New

York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this prospectus and information that we file subsequently with the SEC will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the Registration Statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

  •
  Annual Report on Form 10-K for the year ended May 28, 2000;

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  Quarterly Report on Form 10-Q for the quarter ended August 27, 2000;

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  Current Reports on Form 8-K dated June 22, 2000, August 24, 2000 and September 5, 2000; and

  •
  The description of ConAgra Food's common stock contained in registration statements on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

    Investor Relations Department
    ConAgra Foods, Inc.
    One ConAgra Drive
    Omaha, Nebraska 68102-5001
    (402) 595-4157

$2,000,000,000

CONAGRA FOODS, INC.

$500,000,000 Floating Rate Notes due 2003
$500,000,000 6% Notes due 2006
$1,000,000,000 6 3/4% Notes due 2011

P R O S P E C T U S    S U P P L E M E N T

JPMorgan

Merrill Lynch & Co.

Salomon Smith Barney

Banc of America Securities LLC
Banc One Capital Markets, Inc.

ABN AMRO Incorporated
BNP Paribas
Deutsche Banc Alex. Brown

HSBC
Mizuho International plc
RBC Dominion Securities Corporation

The Royal Banc of Scotland
Scotia Capital

SG Cowen
TD Securities (USA) Inc.

September 5, 2001

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USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION